EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136090 of Wyndham Worldwide Corporation on Form S-8 of our report dated June 29, 2007, appearing in this Annual Report on Form 11-K of Wyndham Worldwide Corporation Employee Savings Plan for the period beginning August 1, 2006 (inception) to December 31, 2006.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
June 29, 2007